January 2, 2018

Dear Shareholder:
Since launching Hines Global REIT, Inc. (“HGR” or the “Company”) we have remained steadfast in our focus on maximizing value for our investors. We are pleased to inform you that on December 29, 2017, with the authorization of the Company’s board of directors, HGR declared a special distribution in the amount of $1.05 per share to be paid in cash in mid-January 2018 to all shareholders of record as of December 30, 2017.
This distribution reflects proceeds from the sale of six real estate assets in our portfolio during 2017. These strategic dispositions were identified and selected based on a number of factors, including the completion of major leasing events as well as the favorable evaluations of market pricing by the Company’s management team, the Hines’ local teams in each of these markets, and by the proprietary analysis of the Hines Proprietary Research Group. These six assets were sold for $967.7 million in the aggregate, which includes appreciation of $238.9 million over their original aggregate purchase price of $728.8 million. After these sales, the HGR portfolio now consists of 34 real estate assets comprising 14.1 million square feet located 19 markets (across the US and in 6 other countries).
Please note the following information regarding the special distributions you will receive:

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You will receive the $1.05 per share special distribution in two separate payments in mid-January 2018—one payment allocated to tax year 2017 and one payment allocated to tax year 2018. Although the final taxability of your 2017 distributions will be included in 1099s mailed to you in late January, we expect most of the distributions allocated to tax year 2017 to be taxed at capital gains rates due to the gains generated by these asset sales. We recommend consulting your financial or tax advisor about any specific questions you may have regarding the tax treatment of your investment.

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The net asset value (“NAV”) per share reflected on your statement for the period ended December 31, 2017 will be reduced from the most recent NAV per share of $10.03 to $8.98 to reflect this $1.05 per share special distribution, which represents a return of a portion your invested capital in HGR. Investors who redeemed shares in December 2017 will be redeemed at this new NAV per share and will also receive the special distribution in January.

▪	The board of directors expects to determine a new NAV per share in the first quarter of 2018 following the completion of third-party valuations of the Company’s remaining assets.

▪	We expect to continue to declare regular distributions at our current annualized distribution rate of $0.65 per share during 2018. Because the property sales noted

above will reduce the Company’s distributable cash flow, we anticipate that a portion of those regular monthly distributions in 2018 will represent, in part, a return of your invested capital in HGR.

We are pleased to be able to provide this special distribution to our shareholders and appreciate your continued confidence in Hines to manage your investment. If you have any questions about your investment in HGR, please contact your financial advisor or call Hines Investor Relations at 888.220.6121.
Sincerely,
Sherri W. Schugart
President and Chief Executive Officer

Please note that the prior NAV per share of $10.03 was based on estimates of the value of our real estate investments, cash and other assets and debt and other liabilities as of December 31, 2016 and that no subsequent valuation has been undertaken. The new estimated NAV per share of $8.98 has been calculated as of a moment in time, and has only been updated to reflect the reduction that results from the declaration of the $1.05 per share special distribution. Shareholders should not rely on the estimated per share NAV as an accurate measure of the then-current value of shares of our common stock in making a decision to reinvest distributions by participating in our distribution reinvestment plan or to request redemption pursuant to our share redemption program. Details concerning the methodology pursuant to which the prior estimated per share NAV was determined by our board of directors can be found in our 8-K filed with the Securities and Exchange Commission (“SEC”) on February 28, 2017.
Statements in this letter, including intentions, beliefs, expectations or projections relating to items such as the timing of distribution payments, the fulfillment of redemption requests and maximizing value are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as supplemented or updated by its other filings with the SEC.